P O Box 3395

West Palm Beach,

FL  33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO and Treasurer

561.838.1731

October 31, 2002

Florida Public Utilities Company Announces 3rd Quarter Results

Florida Public Utilities Company (AMEX: FPU) announced a decrease in net income for the third quarter ending September 30, 2002 compared to the prior year’s third quarter.  Net income decreased $68,000 between the quarters.  Year to date net income is up $217,000, or 9%, over 2001.

Expenses for the quarter were up primarily due to increases in operational expense and additional reserves of $176,000 for general liability and medical expenses.  Significant insurance premium increases began in September 2002 and will negatively impact operating results throughout the policy year.

Comparing the quarters, total revenues increased primarily due to recent acquisitions.  A portion of the increase in total revenues was due to increased fuel costs, which are passed through to customers.

Florida Public Utilities Company
(Total Revenue and Net Income shown in thousands)
	Quarter Ending September 30,		Year to Date September 30,
	2002	2001	2002	2001

Total Revenues	$ 21,172	$ 19,421	$ 67,111	$ 73,017

Net Income	$ 470	$ 538	$ 2,738	$ 2,521

Earnings Per Share (EPS)– Basic & Diluted	$ .12	$ .14	$ .70	$ .66

Average Shares Outstanding	3,877,987	3,801,504	3,867,496	3,790,931

Average Customers	-	-	91,000	81,000

Pressreleases\3Q-2002.doc